                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated June 11, 1981, by and between DONALD E. CARTER, an officer of Ackerley, Incorporated, or a wholly owned subsidiary thereof (the "Officer"), and ACKERLEY INCORPORATED, a Delaware corporation (the "Company").

     WHEREAS, the Officer is a key employee of the Company or a wholly owned subsidiary thereof in a position to make significant contributions to the Company's success and profitability; and

     WHEREAS, the acquisition of stock in the Company is deemed to be beneficial by both the Officer and the Company.

     For valuable consideration it is agreed as follows:

     1. STOCK. "Stock" as referred to in this agreement shall mean the $0.01 par value Common Stock of the Company. The Stock is more specifically described in the Articles of Incorporation of the Company.

     2. SALE. The Company hereby agrees to sell to the Officer 1,000 share(s) of the Stock for $30,000 in cash payable as set forth below. The number of shares of Stock purchased hereunder and the purchase price per share thereof shall be equitably adjusted in the event of stock dividends, stock splits, reverse stock splits or other recapitalizations.

     3. PAYMENT. The Officer hereby agrees to pay to the Company for 1,000 share(s) of Stock the sum of $30,000 in cash, payable $3,000 within thirty (30) days of May 31, 1981, and at least $3,000 per year beginning in 1982 and no more than $6,000 per year, such payment to be made between January 1 and March 1 of each year. In the event the Officer shall fail to make any payment as provided for herein, his right to purchase the Stock shall be terminated and the balance of his escrow account returned to him as set forth below. All payments made by the Officer will be placed in an escrow account with Seattle-First National Bank, Seattle, Washington, in the name of the Officer by attorneys for the Company, Jones, Grey & Bayley, P.S., Seattle, Washington. This account shall be invested in an interest-paying savings account, bank certificates of deposit, commercial paper, repurchase agreements or U.S. Government obligations, with all interest earned to remain in the account for the benefit of the Officer. When the balance in such account equals or exceeds the sum of $30,000, such sum will be paid to the Company, stock certificate(s) representing ownership of the Stock will be issued to the Officer and any excess over $30,000 will be paid to the Officer.

     4. RESTRICTIONS. The rights of the Officer under this agreement are not transferable by agreement, operation of law or otherwise. In the event of termination of the Officer's employment with the Company prior to issuance of the Stock, the Officer's escrow account balance will be paid to him within 30 days after said termination and all other rights hereunder shall be extinguished.

     5. DEATH OF THE OFFICER. In the event the Officer shall die while an employee of the Company and prior to the purchase of the Stock, the account balance in the Officer's escrow account shall be paid to the Officer's personal representative within 30 days after the date of death and all rights hereunder shall be extinguished.

     6. RESTRICTIONS ON THE STOCK. The Officer agrees to execute an investment letter in substantially the form attached hereto as Exhibit A prior to the issuance of any certificate(s) representing ownership of the Stock. Such stock certificate(s) shall bear a restrictive legend with respect to transferability as set forth in such investment letter. The Stock shall be subject to the buy-sell agreement in form as set forth in Exhibit B attached hereto and shall bear a legend referring to the restrictions contained in that agreement.

     7. MERGER OR ACQUISITION. In the event of a merger or acquisition of the Company, the Officer may be entitled to complete the purchase of the Stock hereunder as of the effective date of such transaction upon reasonable notice or suffer loss of any rights hereunder save the return of his escrow account; or, this Agreement may be assumed by the surviving or acquiring entity upon equitable terms in the sole discretion of the Board of Directors of the Company.

     8. RESALE.  Pursuant to Section 6.03(g) of a Purchase Agreement, dated
June 13, 1978, by and among the Company, First Chicago Investment Corporation, Barry A. Ackerley and Phillip Tocker, the Officer hereby agrees that, in case of an underwritten offering pursuant to Sections 6.01 through 6.03 of said Purchase Agreement, as it may be amended or replaced from time to time, the Officer will not effect any public sale or distribution of the Common Stock of the Company owned by him (other than as part of such underwritten public offering) within a time as specified by the Company before, or until the earlier of 90 days after the effective date of such registration statement or the completion of the sale of the securities covered thereby.

     9. BENEFIT. This agreement shall be binding on and inure to the benefit of the parties and their respective administrators, executors or successors.

     10. LAW GOVERNING. This agreement shall be governed by and construed in accordance with the laws of the State of Washington.

     WHEREFORE, the parties hereby execute this agreement as of the date first above written.

                                   ACKERLEY, INCORPORATED

                                   By /s/ Barry Ackerley
                                      --------------------------
                                        Barry Ackerley, President

                                      /s/ Donald E. Carter
                                      --------------------------
                                        Officer

                                      /s/ Patricia A. Carter
                                      --------------------------
                                        Spouse


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

                                    EXHIBIT A


                   , 1981


Ackerley Incorporated
P.O. Box 3843
Seattle, WA 98124

     Re:  1,000 shares of common stock $0.01 par value
          (the "Shares") of Ackerley Incorporated, a Delaware corporation (the "Company")

Gentlemen:

     This letter is given to you in connection with my purchase of the above
described Shares on              , 1981.

     1. The Shares are being acquired by me for investment for my own personal account and not on behalf of any other persons, and not with a view to, or for resale or other distribution in connection with, any distribution of all or any part of the Shares.

     2. You shall not be required to effect, permit or recognize any sale, offer for sale, exchange, transfer, assignment or pledge of any or all of the Shares unless they are registered under the Securities Act of 1933, the Securities Act of Washington, and any other applicable securities act (the "Acts"), or unless you are furnished with an attorney's opinion, acceptable to you, that such registration is not required; and you shall be entitled to cause legends to this effect to be endorsed on any certificates evidencing the Shares. Further, you shall have the right to place a stop-transfer order with your Secretary or transfer agent pursuant to which transfer of all or any portion of the Shares shall be prohibited except upon a proper showing of compliance with this letter.

     3. I understand that I must bear the economic risk of this investment for an indefinite period of time because the Shares have not been registered under the Acts, and consequently cannot be sold or otherwise transferred unless they are subsequently registered under the Acts or exemptions from registration are available. I further understand that you are under no obligation, nor do you have any present intention, to register the Shares, or take any actions so as to make available exemptions from the registration requirements of the Acts that might become available as a result of such actions.

     Dated:


                                        Very truly yours,

                                        /s/ DONALD E. CARTER

                                        Donald E. Carter

                                    EXHIBIT B

                           EMPLOYEE BUY-SELL AGREEMENT

     AGREEMENT, dated              ,   by and among DONALD E. CARTER (the
"Employee"), BARRY ACKERLEY (the "Major Shareholder"), and ACKERLEY INCORPORATED, a Delaware corporation (the "Company").

     WHEREAS, contemporaneously with the effectiveness of this Agreement, the Employee is acquiring a share or shares of the common stock of the Company or the right to acquire such shares; and

     WHEREAS, in consideration of the right to acquire and the acquisition of such shares, which acquisition is conditioned upon the execution of this Agreement, the parties hereto desire to record their agreement with respect to the purchase and sale of such shares, which Agreement is deemed to be of benefit to the Company and the Major Shareholder as well as to the Employee, it is agreed as follows:

     1. SALES OF STOCK: The Employee shall not, without the written consent of the Major Shareholder and the Company, dispose of any shares of the common stock of the Company now owned or hereafter acquired by him (the "Shares"), unless he shall first offer the Shares in writing, with a copy to the Major Shareholder, to the Company for redemption at a price equal to the value per share of such Shares determined as of the last day of the most recent fiscal year of the Company in accordance with the formula attached hereto as Addendum I.

     In the event the Company does not timely redeem all or a portion of the Shares proposed to be sold, the Major Stockholder may purchase all or a portion of the unsold Shares upon the same terms and conditions as set forth above. Payment for Shares redeemed or purchased hereunder shall be made in cash within thirty (30) days of acceptance of the offer to sell.

     2. RIGHT OF FIRST REFUSAL: In the event that any or all of the Shares offered in accordance with paragraph 1 hereof are not accepted in writing for redemption by the Company within sixty (60) days of the receipt of the notice and are not accepted in writing by the Major Shareholder within ninety (90) days after receipt of the notice, the Employee may thereafter sell and transfer the Shares to any person. However, in the event the Employee proposes to sell or transfer the Shares for a lesser price or on more favorable terms than provided in paragraph 1 above, he shall give a further written notice to the Company and the Major Shareholder, setting forth the name of the proposed purchaser and the price, terms and conditions of the proposed sale. The Company, or if the Company does not purchase, the Major Shareholder, shall have a right of first refusal to redeem or purchase all or a portion of the Shares being offered by the Employee for the same price, terms and conditions set forth in the further notice, provided that written acceptance is given within thirty (30) days of the receipt of further notice by the Company or sixty (60) days of receipt of the further notice by the Major Shareholder.

     3. TERMINATION OF EMPLOYMENT AND RIGHT TO PURCHASE. Should the Employee's employment with the Company or a wholly owned subsidiary of the Company terminate for any reason whatsoever (including, without limitation, voluntary or involuntary termination, retirement, death, disability, or otherwise), or should the Company (or the Major Shareholder) at the time notify the employee that it wishes to purchase all or a portion of the Shares, the Company (or the Major Shareholder) shall have the right to redeem or purchase all or a portion of the Shares upon notice, at the price determined as set forth in paragraph 1 above.

     Payment for Shares redeemed under this Section 3 shall be made in cash within 30 days of notice by the Company (or the Major Shareholder) that it intends to purchase all or a portion of the Shares.

     Should both the Company and the Major Shareholder give notice that they desire to purchase all or a portion of the Shares, then the Major Shareholder shall have the right to purchase the number of Shares not purchased by the Company. Any shares not purchased by the Major Shareholder or the Company shall remain the property of Employee, but shall remain subject to the terms of this Agreement, except as provided in Section 5.

     4. STATUTORY BAR AGAINST REDEMPTION. If the Company is unable to redeem the Shares under this Agreement because of the provisions of applicable statutes, its articles of incorporation and bylaws, the Company agrees to take such action as may be necessary to make such purchases, and the Major Shareholder and the Employee agree that they will also take such action as may be necessary to allow the Company to conform and comply with the terms of this Agreement.

     5. TERMINATION: This Agreement shall terminate upon the failure of the Shares to be redeemed or purchased within the terms of this Agreement pursuant to the Right of First Refusal in to the extent such Shares are actually sold, or upon the bankruptcy, receivership, dissolution or cessation of business of the

Company or by the written agreement of the Company, the Major Shareholder and the Employee. Upon termination of this Agreement, the Employee shall be entitled to have certificates issued to him without the legend described in paragraph 6 below.

     6. LEGEND: The Shares and all reissued certificates except as otherwise agreed, shall bear the following legend:

          "These shares are subject to restrictions on transfer by virtue of an agreement dated ___________________, a copy of which is on file at the offices of the Company."

     7. SPECIFIC PERFORMANCE: The parties hereby agree that damages are an inadequate remedy in the event the terms of this Agreement are breached and the Company or the Major Shareholder may institute and maintain a proceeding to compel specific performance of this Agreement.

     8. NOTICE: For the purpose of this Agreement, notice shall be sufficient if delivered in person or mailed, postage prepaid, to the parties at the following addresses or at such other address as the party affected may by notice to the other parties direct:

          Names                              Addresses
          -----                              ---------

     To the Company:                    Ackerley Incorporated
                                        P.O. Box 3843
                                        Seattle, WA 98124

     To the Employee:                   Donald E. Carter
                                        7441 West Mercer Way
                                        Mercer Island, WA 98040

     To the Major Shareholder:          Barry Ackerley
                                        P.O. Box 3843
                                        Seattle, WA 98124

     9. RESTRICTIONS ON TRANSFER: The Company agrees that the foregoing Buy-Sell Agreement is in the best interests of the Company and in consideration thereof agrees not to permit any Share transfers inconsistent with the terms of this Agreement.

     10. BENEFITS: This Agreement shall be binding on and inure to the benefit of the parties and their respective administrators, executors or successors and assigns. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

EMPLOYEE:                               COMPANY:

                                        ACKERLEY INCORPORATED


                                        By /s/ BARRY ACKERLEY
- -----------------------------------        --------------------------------
Donald E. Carter                              Barry Ackerley, President


                                        MAJOR SHAREHOLDER:




                                           /s/ BARRY ACKERLEY
                                           --------------------------------
                                             Barry Ackerley

                                   ADDENDUM I
                         TO EMPLOYEE BUY-SELL AGREEMENT

     The purchase price for shares of the Company's common stock ("Common Stock") to be purchased or redeemed pursuant to the Employee Buy-Sell Agreement (the "Agreement") shall be as follows:

     If the Company is not a "Public Company" as defined below, the total value of the Company shall be deemed to be two times the gross billings of the Company for the fiscal year preceding the date of termination of employment or notification of the exercise of the right to redeem or purchase, as described in paragraph 3 of the Agreement, as the case may be, less the amount of total long-term debt of the Company (for purposes hereof debt shall include the face value of preferred stock of the Company issued and outstanding) outstanding as of the close of the prior fiscal year, plus the amount of the excess of current assets over current liabilities of the Company on such date.

     If the Company is a "Public Company" the total value of the Company shall be deemed to be the "Market Price" of the common stock as defined below.

     The purchase price for all the Shares of the Company owned by the Employee shall be calculated by multiplying the percentage of ownership of Common Stock of the Company represented by the Shares being sold by the Employee times the total value of the Company as determined hereby. In determining the percentage of ownership represented by the Shares, any options, rights and conversion privileges outstanding shall be considered.

     MARKET PRICE. If the Common Stock of the Corporation shall be listed on any stock exchange in the United States, the "Market Price" of the Common Stock on any given day shall mean the average of the closing prices of the Common Stock sales on all stock exchanges in the United States on which the Common Stock shall at the time be listed on the given day and the 20 preceding trading days, and if there shall have been no sales on any exchange on any one or more of the said 21 trading days, the average of the bid and asked prices at the end of such days on which there shall have been no trading shall be used to compute the Market Price. If at the time of any calculation of "Market Price" the Common Stock shall not be listed on any stock exchange in the United States, the Market Price as of any given day shall be determined by dividing by 21 the sum of the Closing Prices for common Stock in the over-the-counter market on the given day and on the 20 preceding trading days. For the purposes of the preceding sentence, the "Closing Price" for the Common Stock on any given day shall be equal to the quotient derived by dividing two into the sum of the Reported Closing Bid Price per share on such day. The "Reported

Closing Bid Price" and the "Reported Closing Asked Price" on any given day shall be the low asked price per share and the high bid price per share for the Common Stock at the close of trading on such day as reported by the National Association of Securities Dealers Automated Quotation System, or if said System shall no longer exist or be the most commonly quoted or carried source of quotations for the Company's Common Stock, by the system which shall carry quotations for the Company's Common Stock which shall then be regarded as the most reliable source of quotations for securities traded in the over-the-counter market.

     PUBLIC COMPANY. For purposes of this Agreement, the Company shall be deemed to be a Public Company if its Common Stock is listed on a national securities exchange or if any class of the Company's securities is eligible for quotation by the National Association of Securities Dealers Automated Quotation System, or if said System shall no longer exist or be the most commonly quoted or carried source of quotations for securities traded in the over-the-counter market, by the system which shall then be regarded as the most reliable source of quotations for securities traded in the over-the-counter market.

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

                                  APRIL 7, 1989

     THIS AMENDMENT TO THE STOCK PURCHASE AGREEMENT (the "Amendment") amends that certain Stock Purchase Agreement dated June 11, 1981, as amended ("Agreement"), between Donald E. Carter and Ackerley Communications, Inc., a Delaware corporation (the "Company"), which was formerly named Ackerley, Incorporated. This Amendment will be effective as of June 11, 1981. Unless otherwise indicated, the terms used in the Amendment have the same meaning as specified in the Agreement.

                                    RECITALS

     The parties desire to revise the purchase terms of the Agreement as follows:

     (1) to designate as escrow agent Seattle-First National Bank, Seattle, Washington, or certain other financial institutions as the Company may designate from time to time;

     (2) to delete the requirement for annual installment payments as long as 90% of the total purchase price for the Stock is paid into escrow by 1989, and 100% by 1990;

     (3) to delete the automatic termination of the Agreement upon the Officer's default in his obligation to make required installment payments, and allow the Company to elect to terminate the Agreement upon such default; and

     (4) to allow the funds to remain in escrow until the Officer directs the escrow agent to apply such funds toward purchase of the Stock.

                                    AGREEMENT

     The parties agree that Paragraph 3 of the Agreement is amended by deleting the paragraph in its entirety and substituting the following:

     PARAGRAPH 3. PAYMENT. The Officer hereby agrees to pay to the Company for 1,000 shares of Stock the sum of $30,000, in cash, payable $3,000 upon the execution of this Agreement, receipt of which is hereby acknowledged by the Company, and such amounts necessary so that 90% of the total purchase price will have been paid by March 1, 1989, and 100% of the total purchase price by March 1, 1990. The Officer will make all payments directly to Seattle-First National Bank, Seattle, Washington, or such other financial institution that is a principal lender to the Company as the Company may designate by prior written notice to such Officer, as escrow agent ("Escrow Agent"). All payments so made by the Officer will be placed in an escrow account with the Escrow Agent in the name of the Officer.
     This account shall be invested in an interest-paying savings account, bank certificates of deposit, commercial paper, repurchase agreements, or U.S. Government obligations, with all interest earned to remain in the account for the benefit of the Officer. When the balance in such account equals or exceeds the sum of $30,000, such sum will be paid to the Company and stock certificates representing ownership of the Stock will be issued to the Officer only upon the written election by the Officer to the Escrow Agent. If so elected, any excess over $30,000 will be paid to the Officer. Until such election, and after the balance in the escrow account equals the total purchase price for the Stock, the Escrow Agent will distribute directly to the Officer, in annual or more frequent installments, all interest earned on the balance remaining in the escrow account.

     Executed by the undersigned parties on this 21st day of April, 1989.

ACKERLEY COMMUNICATIONS, INC.           OFFICER :

By:  /s/ Barry A. Ackerley              /s/  Donald E. Carter
     ---------------------------        ----------------------
     Barry A. Ackerley, Chairman             Donald E. Carter
     and Chief Executive Officer
                                        /s/  Patricia A. Carter
                                        -----------------------
                                             Officer's Spouse

Accepted this 20th day of June, 1989.

                              Seattle-First National Bank

                           By  /s/
                              -----------------------------------
                              Assistant Vice President & Sr. Trust Officer

                           By  /s/
                              -----------------------------------
                              Vice President & Manager


     This is to certify that the foregoing
     is a true and correct copy of the original
     Document on file with this Bank.

               SEATTLE-FIRST NATIONAL BANK
               By /s/
                 --------------------------
                    Assistant Vice President


                                      - 2 -